                        KARABU TICKET PROGRAM AGREEMENT

        This KARABU TICKET PROGRAM AGREEMENT (the "Agreement") is being entered into as of this 14 day of June, 1995 between TRANS WORLD AIRLINES, INC., a Delaware corporation ("TWA"), and Karabu Corp., a Delaware corporation ("Karabu").

                              W I T N E S S E T H:

        WHEREAS, TWA and Karabu have heretofore entered into that certain Loan Agreement dated as of January 5, 1993, as amended, (the "Receivables Agreement") and a related Security Agreement dated as of January 5, 1993 (the "Receivables Security Agreement"); and

        WHEREAS, TWA and Karabu have heretofore entered into that certain Note Agreement dated as of January 5, 1993, as amended, (the "Asset Agreement"), and TWA and State Street Bank & Trust Company of Connecticut, National Association (in its individual capacity, "State Street"), as Security Trustee, have entered into a related Security Agreement -- Trust Deed dated as of January 5, 1993 (the "Asset Security Agreement"); and

        WHEREAS, TWA and Karabu have heretofore amended and supplemented the Receivables Agreement, the Receivables Security Agreement, the Asset Agreement and the Asset Security Agreement (such documents as so amended and supplemented, collectively, the "Loan Agreements") pursuant to that certain Omnibus Amendment and Supplement to Agreements dated as of March 28, 1994; and

        WHEREAS, the aggregate principal amounts of the loans outstanding and unpaid under the Loan Agreements (the "Karabu Loans") as of the date of this Agreement is $190 million plus accrued unpaid interest; and

        WHEREAS, the Loan Agreements have been further amended and supplemented pursuant to the terms of that certain Extension, Refinancing and Consent Agreement of even date herewith by and between TWA and Karabu (the "Extension and Consent Agreement") to provide for (i) the extension of the maturity of the Karabu Loans and to reflect certain other agreements between TWA and Karabu and
(ii) consent, upon fulfillment of certain conditions, by the Icahn Entities to, among other things, the exchange with TWA of the Old PBGC Notes for $244,344,987 principal amount of New PBGC Notes and $77,817,513 principal amount of Equity Notes redeemable, subject to certain conditions, for 2,658,470 shares of common stock of TWA in 1995, more or less, all substantially as provided in the Registration Statement (the "PBGC Debt and Equity Exchange"); and

        WHEREAS, this Agreement is one of the transactions contemplated by the Extension and Consent Agreement.

        NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TWA and Karabu hereby agree as follows:

1. DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings specified below:

        "Agreement," "this Agreement," "herein" and words of similar import shall mean this Ticket Program Agreement.

        "ARC" shall mean the Airline Reporting Corporation or its functional equivalent at any point in time.

        "Asset Agreement" shall have the meaning given that term in the recitals to this Agreement.

        "Asset Security Agreement" shall have the meaning given that term in the recitals to this Agreement.

        "Bankruptcy Code" shall mean the United States Bankruptcy Code.

        "Bankruptcy Event" shall mean the voluntary commencement by TWA of a case or proceeding under the bankruptcy laws of the United States of America or the commencement of a case or proceeding under such laws by any third party against TWA which is not dismissed within sixty (60) days of the filing thereof; provided, however, that "Bankruptcy Event" shall not be deemed to include the filing by TWA of a petition for relief under Chapter 11 of the Bankruptcy Code accompanied by the necessary consents to the Plan of Reorganization attached as Appendix B to the Registration Statement.

        "Bulk Fare Rate" shall mean an unpublished fare (meaning a price for a ticket and the rules and restrictions relating to the purchase and use of such ticket) established by TWA for Domestic Consolidator Fares and International Consolidator Fares, for other fares negotiated with and at which air transportation is sold to Consolidators (Domestic) and/or Consolidators (International) other than Karabu and/or a Tour Operators/Wholesalers, which must be ticketed pursuant to tickets showing the words "Bulk Fare" (or such other designation as may be established from time to time by

TWA) on the face of the ticket and which are non-commissionable to the selling entity, net of all applicable taxes, fees, passenger facility charges and other charges.

        "Commencement Date" shall mean the date of execution of this Agreement.

        "Comparable Fare(s)" shall mean with respect to an inventory capacity limited fare, another inventory capacity limited fare having substantially the same advance purchase, ticketing time limits, minimum/maximum stay, rebooking, reissue and refundability requirements, penalty and fee charges.

        "Consolidator" shall mean an entity which is authorized by TWA to only sell air transportation and which acts pursuant to a negotiated airfare agreement with TWA permitting the sale of tickets at Bulk Fare Rates.

        "Consolidator (Domestic)" shall mean a Consolidator offering tickets for sale between points in the United States.

        "Consolidator (International)" shall mean a Consolidator offering tickets for sale from points in the United States to points outside of the United States and from points outside of the United States to points in the United States.

        "Consolidator Fare(s)" shall mean International Consolidator Fares and Domestic Consolidator Fares and Domestic Consolidator Matching Fares for International Consolidator Markets and Domestic Consolidator Markets and for such other markets as applicable, respectively, for passenger travel on TWA net of all applicable taxes, fees, passenger facility charges and other charges.

        "Domestic Consolidator Fare(s)" shall mean from time-to-time Bulk Fare Rates computed in accordance with Exhibit A hereto, net of all applicable taxes, fees, passenger facility charges and other charges.

        "Domestic Consolidator Market(s)" shall mean, from time-to-time, the U.S. origin city and destination markets determined in accordance with Exhibit A hereto.

        "Domestic Consolidator Ticket(s)" shall mean Tickets issued at Domestic Consolidator Fare(s) for travel on TWA in Domestic Consolidator Markets subject to the rules, conditions and restrictions set out in this Agreement including Exhibit A hereto.

        "Domestic Consolidator Matching Fare(s)" shall mean Bulk Fare Rates equal to the Bulk Fare Rates offered for sale to Consolidators (Domestic) in markets other than Domestic Consolidator Markets, where the Bulk Fare Rate offered for sale to such Consolidator (Domestic) is less than the System Fare which is a Comparable Fare to such Bulk Fare Rate in the same market, such Bulk Fare Rate being net of all applicable taxes, fees, passenger facility charges and other charges.

        "Domestic Consolidator Matching Ticket" shall mean a Ticket issued at a Domestic Consolidator Matching Fare.

        "End User" shall mean the person who actually uses the Ticket for air transportation or such person's employer or any entity of which such person is an owner, partner, officer, director, consultant or agent.

        "Equity Notes" shall mean the three non-recourse promissory notes due 2007 in $77,817,513 aggregate principal amount held or to be held by the settlement trust on behalf of the PBGC and redeemable, subject to certain conditions, for 2,658,470 shares of common stock of TWA in 1995.

        "Existing Documentation" shall have the meaning given that term in the Extension and Consent Agreement.

        "Extension and Consent Agreement" shall have the meaning given that term in the recitals to this Agreement.

        "Fifteen Month Period" shall mean the period commencing on the Commencement Date and ending on the last day of the fifteenth full month after the Commencement Date.

        "Frequent Flyer Bonus Program" shall mean TWA's Frequent Flyer Bonus Program or any similar program from time to time adopted by TWA.

        "Icahn Entities" shall mean Mr. Carl Icahn and those entities, including without limitation, Karabu and Pichin, affiliated with Mr. Carl Icahn. "Affiliated with" means more than fifty percent (50%) owned, directly or indirectly, by Mr. Carl Icahn or another entity more than fifty percent (50%) owned by Mr. Carl Icahn.

        "IATA" shall mean the International Air Transport Association or its functional equivalent at any point in time.

        "International Consolidator Fare(s)" shall mean Bulk Fare Rates established from time-to-time by TWA in International Consolidator Markets for passenger travel on TWA net of all applicable taxes, fees, passenger facility charges and other charges.

        "International Consolidator Market(s)" shall mean points served by TWA with transportation from a point in the United States to a point outside of the United States and from a point outside of the United States to a point in the United States.

        "International Consolidator Matching Ticket(s)" shall mean Tickets issued at International Consolidator Fare(s) which are equal to those Bulk Fare Rates, and are offered under the same terms and conditions, as any other International Consolidator Fare.

        "Karabu" shall mean Karabu Corp., a Delaware corporation.

        "Karabu Loans" shall have the meaning given that term in the recitals to this Agreement.

        "Loan Documents" shall have the meaning given that term in the recitals to this Agreement.

        "Monthly Sales Report" shall have the meaning given that term in Exhibit B hereto.

        "New PBGC Notes" shall mean the three non-recourse promissory notes due 2007 in $244,344,987 original aggregate principal amount held or to be held by the settlement trust on behalf of the PBGC.

        "Old PBGC Notes" shall mean the three non-recourse promissory notes due 2007 in $322,162,500 aggregate principal amount held by the settlement trust on behalf of the PBGC.

        "Pension Plans" shall mean the defined benefit pension plans identified as the Pilots' Plan, the Employees' Plan and the IFFA Plan in that certain Settlement Agreement dated as of January 5, 1993 between TWA, the Official Unsecured Creditors' Committee of Trans World Airlines, Inc., the
International Association of Machinists and Aerospace Workers, the Independent Federation of Flight Attendants, the Air Line Pilots Association, International, the Transport Workers Union of America, Carl C. Icahn, certain affiliates of Mr. Icahn and the PBGC.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation.

        "PBGC Debt and Equity Exchange" shall have the meaning given that term in the recitals to this Agreement.

        "Pichin" shall mean Pichin Corp., a Delaware corporation.

        "Purchase Price" shall mean the purchase price to Karabu of Tickets for passenger travel on TWA sold to Karabu pursuant to the Ticket Programs.

        "Published Fare(s)" shall mean the tariff or other fare established by TWA for passenger travel on TWA, net of all applicable taxes, fees, passenger facility charges and other charges.

        "Receivables Agreement" shall have the meaning given to that term in the recitals to this Agreement.

        "Receivables Security Agreement" shall have the meaning given to that term in the recitals to this Agreement.

        "Registration Statement" shall have the meaning given such term in the Consent and Extension Agreement.

        "Settlement Trust" shall mean the trust created pursuant to the Settlement Trust Agreement dated as of January 5, 1993 between TWA, as grantor, and American National Bank and Trust Company of Chicago, as trustee, as amended or supplemented from time to time.

        "System Fare(s)" shall mean Tickets whose Purchase Price by Karabu from TWA shall be fifty-five (55%) of the Published Fare(s) net of all applicable taxes, fees, passenger facility charges and other charges.

        "System Ticket(s)" shall mean Tickets issued at a System Fare(s).

        "Term" shall mean the period commencing on the Commencement Date and ending on the last day of the ninety-ninth (99th) full month following the Commencement Date.

        "Ticket Programs" shall mean the System Ticket program, the Domestic Consolidator Ticket program, the International Consolidator Matching Ticket program and the Domestic Consolidator Matching Ticket program collectively.

        "Ticket(s)" shall mean a ticket or tickets issued under the Ticket Programs, including but not limited to System Tickets, Domestic Consolidator Tickets and International Consolidator Matching Tickets and Domestic Consolidator Matching Tickets plated on TWA on standard industry or TWA ticket stock or through any other electronic or "ticketless" method that TWA may from time-to-time adopt for air transportation of passenger(s) on TWA excluding tickets for air transportation originating or terminating in St. Louis, Missouri.

        "Tour Operator/Wholesaler" shall mean a Travel Agent or other person authorized by TWA to sell inclusive tour packages in selected markets with air transportation at a Bulk Fare Rate with an inclusive tour package consisting of air/ground or air/sea components which are advertised using TWA's name and sold at a single price which does not separately identify the Bulk Fare Rate.

        "Tour Operator/Wholesaler Matching Fare" is defined in Section 3(g) hereof.

        "Travel Agent" shall mean any ARC/IATA travel agent or agency selling airline tickets to the public but excludes any such travel agent which meets all of the following conditions: (i) such travel agent is an Icahn Entity and
(ii) such travel agent is not Affiliated with any other independent travel agent, group or consortium of travel agents other than other Icahn entities or travel agent trade associations.

        "TWA" shall means Trans World Airlines, Inc., a Delaware corporation, its successors and assigns.

        "UATP Account" shall mean a Universal Air Travel Plan master account, and any sub-accounts, established by TWA in favor of Karabu under the Ticket Programs pursuant to which UATP credit cards will be issued by TWA upon request by Karabu under the airline industry Universal Air Travel Plan to Icahn Entities and End Users which may not be Travel Agents; such credit cards to be authorized for use solely to purchase Tickets for air travel on TWA (and such credit card shall so state).

        "United States" shall mean the States of the United States, the District of Columbia and the territories and possessions of the United States.

        "Year" shall mean any period of 365/6 consecutive days.

        References to month or monthly period shall mean calendar months.

2. TICKET PROGRAMS. Karabu shall be entitled to issue the following Tickets under the terms and conditions set forth in this Agreement:

        (a) Domestic Consolidator Tickets:

                (i) with respect to Tickets sold during the Fifteen Month Period, Karabu shall be entitled to purchase and TWA shall be obligated to sell up to a maximum amount of $120 million of Domestic Consolidator Tickets, which $120 million will be computed based on the Published Fares used in computing the Domestic Consolidator Fares at which Tickets are sold to Karabu or for Karabu's account; and

                (ii) with respect to Tickets sold during the period commencing with the date which is the day following the last day of the Fifteen Month Period, Karabu shall be entitled to purchase and TWA shall be obligated to sell up to a maximum amount of

$70 million of Domestic Consolidator Tickets per Year for seven consecutive Years, which $70 million will be computed based on the Published Fares used in computing the Domestic Consolidator Fares at which Tickets are sold to Karabu or for Karabu's account; and

        (b) Other Tickets - With respect to Tickets other than Domestic Consolidator Tickets, during the Term Karabu shall be entitled to purchase and TWA shall be obligated to sell System Tickets, Domestic Consolidator Matching Tickets and International Consolidator Matching Tickets.

        (c) In the event that the restructuring described in the Registration Statement is not accomplished, Karabu and the other Icahn Entities agree to consent to any future PBGC Debt and Equity Exchange proposed by TWA which is on substantially similar and no less favorable terms to Karabu as the PBGC Debt and Equity Exchange described in the Registration Statement.

3.  TICKET PRICES.

        (a) Tickets sold to Karabu pursuant to the Ticket Programs contemplated by this Agreement shall be priced at the Purchase Price, net to TWA, which shall be: (i) the Domestic Consolidator Fare which shall be 40% of the applicable Published Fare determined in accordance with this Agreement excluding Exhibit A hereto; (ii) the System Fare which shall be fifty-five percent (55%) of the Published Fare; or (iii) the International Consolidator Fare, and (iv) the Domestic Consolidator Matching Fare.

        The Purchase Price is exclusive of tax. All applicable taxes, fees, fuel, passenger facility, terminal and security charges which are not included in the Published Fares or in the International Consolidator Fare(s) or the Domestic Consolidator Fare(s) or the Domestic Consolidator Matching Fare and which are charged to persons paying such fares must be added to the total fare collected. Karabu may not absorb any passenger facility or similar such surcharge otherwise due from a passenger. The Published Fare for each Ticket sold at the Purchase Price under this Agreement will be shown on the face of each Ticket unless the Ticket is issued at a Consolidator Fare or at a Tour Operator/Wholesaler Matching Fare in which case the fare code "Bulk Fare" or such similar terms as TWA may from time to time designate for use generally on tickets sold to Consolidators (other than Karabu) and/or Tour Operators/Wholesalers will be shown on the face of such tickets with the Bulk Fare Rate and the applicable Published Fare shown on the auditor's coupon for each such Ticket.

        Karabu shall be responsible for proper ticketing under the correct fare code and under all such other terms as may be set forth in this Agreement, including but not limited to Exhibits A and B hereto and under all other applicable terms and conditions as may be required by TWA and which are required by TWA on the sales of tickets generally and any failure to show the correct fare code will not diminish the Purchase Price payable to TWA. In the event that TWA itself issues any Tickets, Karabu shall not be responsible for ticketing errors on such Tickets. Any Tickets that are refundable or reissuable only upon payment of a fee or other penalty or charge, will be permitted to be refunded or reissued without payment of any such fee, penalty or charge except that Domestic Consolidator Matching Tickets are subject to the same refund, reissue and penalty rules as are applicable to the tickets being offered by the Consolidator (Domestic) whose fare is being matched. Except for Domestic Consolidator Tickets, other Tickets which are totally non-refundable may be applied in full to the purchase of other Tickets without fee, penalty or charge.

        (b) During the terms of the ticket Programs, Karabu will be entitled to elect to purchase Tickets from TWA from time-to-time pursuant to such Ticket Programs, at its option and subject to all applicable conditions with respect to each Ticket at the Purchase Price which shall be:

                (i) fifty-five percent (55%) of Published Fare(s), net to TWA,
                    or

               (ii) the International Consolidator Fare(s); or

              (iii) the Domestic Consolidator Fare(s), or

               (iv) the Domestic Consolidator Matching Fare(s), or

                (v) Tour Operator/Wholesaler Matching Fare(s).

        (c) With respect to transportation originating in the United States and destined for a point outside of the United States, TWA will provide International Consolidator Fare(s) to Karabu under the same price conditions as TWA is then providing to any other Consolidator (International) operating in International Consolidator Markets, exclusive of special promotional items or services of de minimus value that may be provided to other Consolidators in connection with specific, limited promotional activities. TWA will provide to Karabu such information and at the same time as TWA provides in the normal course to other Consolidators (International) operating in International Consolidator Markets and upon Karabu's written request, TWA will provide to Karabu a list of then applicable Bulk Fare Rates charged to Consolidators (International) operating in TWA's International Consolidator Markets.

        (d) With respect to transportation originating outside of the United States and destined for a point in the United States, Karabu may at its option sell Tickets at International Consolidator Fares for such passenger transportation under the same conditions as TWA is then providing to any other Consolidator (International) which is then selling tickets for transportation originating at points outside of the United States in International Consolidator Markets. Such Tickets at International Consolidator Fares for transportation originating outside of the United States may only be sold by an Icahn Entity which is an IATA approved agency and is otherwise operating in compliance with the laws of the nation in which the transportation is sold and in which the transportation originates and which otherwise complies with the sales reporting procedures otherwise applicable to tickets sold by others outside of the United States which currently includes but are not limited to bank settlement plans.

        (e) TWA will provide Domestic Consolidator Fares to Karabu only in accordance with the rules, terms and conditions which are set forth herein and in Exhibits A and B which are attached hereto and made a part hereof.

        (f) in the event that TWA currently has or in the future enters into an agreement with a Consolidator(s) (Domestic) for the sale of transportation in the Domestic Consolidator Markets at Bulk Fare Rates which are equal to or less than the Purchase Price to Karabu of a Comparable Fare, TWA, shall for such period of time as such Bulk Fare Rate remains in effect, reduce the Purchase Price to Karabu to an amount that is 10% lower than the Bulk Fare Rate provided to the Consolidator(s) (Domestic) and Tickets issued at such lower rate shall be Domestic Consolidator Tickets. For the purposes of this section, the Bulk Fare Rate provided to the Consolidator (Domestic) is exclusive of special promotional items or services of de minimus value such as luggage tags, drink chits, travel bags or similar such items that may be provided to other Consolidators (Domestic) in connection with specific, limited promotional activities.

        (g) TWA agrees that it will provide to Karabu a written summary of any agreement(s) which it now has or which it may in the future enter into with any: (i) Consolidator(s) (Domestic) and/or, (ii) with any Tour Operator(s)/Wholesaler(s) for the sale of inclusive tour packages for travel within the United States. Such summaries shall set out the Bulk Fare Rates for markets covered by any such agreement(s) including all applicable terms and conditions applicable to the reservations, sale, ticketing and use of such Bulk Fare Rates. Summaries of all such agreements currently in effect will be provided to Karabu within ten (10) business days following the execution of this Agreement. Summaries of any amendments to such existing agreements or of any new agreements entered into during the Term of this Agreement, upon execution by both parties to such amendments or agreements, shall be provided to Karabu promptly but in any event no later than the earlier of within five
(5) business days of execution by both parties or within five (5) business days prior to the effectiveness for use of the Bulk Fare Rates covered by such amendments or agreements. If any Consolidator (Domestic) or Tour Operator/Wholesaler can purchase tickets from TWA at a Bulk Fare Rate in a market which is less than the System Fare in the same market which is a Comparable Fare to such Bulk Fare Rate, then Karabu shall have the right to buy Tickets at the Domestic Consolidator Matching

Fare in such market or at the Bulk Fare Rate provided to the Tour Operator/Wholesaler in such market (under the same terms, conditions and rules as may be applicable to such Bulk Fare Rate; the "Tour Operator/Wholesaler Matching Fare") as the case may be. Karabu and TWA agree that in view of the complexity and changing nature of fares in individual city pair markets, which has the effect of changing the Purchase Price of fares in such individual markets, it is not possible for TWA to determine with accuracy on a continuing basis the differential between Bulk Fare Rates provided to such Consolidator(s) (Domestic) and/or Tour Operator(s)/Wholesaler(s) in all markets and System Fares which are Comparable Fares to such Bulk Fare Rates in the same markets. The occurrence of any such differential(s) shall not at any time constitute a violation of this Agreement including but not limited to the terms set out in
Section 12 hereunder.

        (h) For the purposes of the foregoing clauses of this Section 3 concerning Bulk Fare Rates offered by TWA to other Consolidators (Domestic) and Tour Operator(s)/Wholesaler(s), in comparing the Purchase Price to Karabu with Bulk Fare Rates charged to other Consolidators (Domestic) and Tour Operator(s)/Wholesaler(s), the Bulk Fare Rates charged to other Consolidators (Domestic) and Tour Operator(s)/Wholesaler(s) shall be net of any commissions or the value (determined by TWA in good faith) of other economic incentives paid or allowed to such other Consolidators (Domestic) and Tour Operator(s)/Wholesaler(s), including advertising allowances.

4. NO COMMISSIONS PAYABLE. No commissions shall be payable by TWA for Tickets sold pursuant to this Agreement.

5. ADDITIONAL TICKET RESTRICTIONS. Tickets sold by TWA to Karabu pursuant to this Agreement shall:

                (i) not include Tickets whose origin or destination is St. Louis, Missouri;

               (ii) not include flights on other carriers operated under a code share and/or block space arrangement;

              (iii) be sold without any public advertisement or public promotion referring directly or indirectly to TWA in any way (including without limitation, any written advertisement through newspaper and/or facsimile solicitations;

               (iv) not during the Fifteen Month Period and during any subsequent Year of the Ticket Program exceed the amount of Domestic Consolidator Tickets permitted to be purchased by Karabu pursuant to Section 2(a)(i) or Section 2 (a)(ii) hereunder, respectively (each such Fifteen Month Period and Yearly limit being referred to as a "Period Cap") provided however that if the Period Cap is exceeded, TWA shall notify Karabu in writing and with specific detail of the amount of Domestic Consolidator Tickets sold in excess of the Period Cap and unless Karabu shall in writing within ten (10) business days of its receipt of such information identify errors in the calculation, Karabu shall promptly pay to TWA the difference between the Purchase Price and the applicable Published Fare for all Domestic Consolidator Tickets sold in excess of the Period Cap which are not in dispute and thereafter shall promptly pay the same difference in amounts for all Domestic Consolidator Tickets for which any additional proof of sale within the applicable period is required. For the purposes of determining the specific Domestic Consolidator Tickets which exceed the Period Cap, all Domestic Consolidator Tickets sold after the date during the Fifteen Month Period or during any subsequent Year on which the Period Cap was exceeded will be treated as excess; and

        (v) not in any one month period during the Term exceed more than 40% of the Fifteen Month Period or Yearly total of Domestic Consolidator Tickets permitted to be purchased by Karabu pursuant to Section 2(a)(i) or Section 2(a)(ii) hereof respectively (a "Monthly Cap"), provided, however, that if the Monthly Cap is exceeded, TWA shall notify Karabu in writing and with specific detail of the amount of Domestic Consolidator Tickets sold in excess of the Monthly Cap and unless Karabu shall in writing within ten (10) business days of its receipt of such information identify errors in the calculation, Karabu shall promptly pay to TWA the difference between the Purchase Price and the applicable Published Fare for all Domestic Consolidator Tickets sold in excess of the Monthly Cap which are not in dispute and thereafter shall promptly pay the same difference in amounts for all Domestic Consolidator Tickets for which any additional proof of sale within the applicable period is required. For the purposes of determining the specific Domestic Consolidator Tickets which exceed the Monthly Cap, all Domestic Consolidator Tickets sold after the date during the month on which the Monthly Cap was exceeded will be treated as excess.

6. APPLICABILITY OF FREQUENT FLIER PROGRAM. The Frequent Flyer Bonus Program will apply to Tickets sold pursuant to the Ticket Programs, subject to applicable rules as provided for by the Frequent Flyer Bonus Program and further provided that the Frequent Flyer Bonus Program will not apply to Domestic Consolidator Matching Tickets, International Consolidator Matching Tickets and Tickets sold at Tour Operator/Wholesaler Matching Fares if the tickets sold to the Consolidator (Domestic), Consolidator (International) or the Tour Operator/Wholesaler, as the case may be, at the fare being matched are not eligible for the Frequent Flyer Bonus Program. As full compensation to TWA for participation in the Frequent flyer Program as provided herein and without regard to the actual miles traveled, Karabu shall pay to TWA: (I) $428,571 during the Fifteen Month Period in four (4) equal installments on the six month, nine month, twelve month and fifteen month anniversary of the Commencement Date, and (ii) in each Year following the Fifteen Month Period, $250,000 in four (4) equal quarterly installments on the three month, six month, nine month and twelve month anniversary of the first day of such Year.

7. OTHER TICKET RESTRICTIONS. All Tickets sold pursuant to the Ticket Programs shall be subject to TWA's normal seat assignment and boarding pass rules and regulations. In addition, Tickets will be valid only on TWA flights, will be non-assignable to any other carrier and non-endorsable and, to the extent applicable under TWA's Published Fares, be non-refundable, except as may be otherwise set forth herein. Except as expressly provided in Sections 2 and 3 and Exhibit A hereof, the administration and use of Tickets will adhere to all applicable fare rules. All Tickets will be plated on TWA on standard industry or TWA ticket stock or through any other electronic or "ticketless" method that TWA may from time-to-time adopt.

8. DISTRIBUTION OF TICKETS. Tickets sold pursuant to the Ticket Program (other than Tickets sold by Karabu at Consolidator Fares referred to in clauses
(ii) (iii) (iv), and (v) of Section 3(b) and Sections 3(f), (g) and (h) hereof) shall be marketed and sold by Karabu or its agents or a Travel Agent only to the End User and not to any Travel Agent, Consolidator, or Tour Operator/Wholesaler. There will be established by TWA one master UATP Account for the Icahn Entities with multiple sub-card accounts (which may be sub-card accounts of the Master Account) permitted subject to a one-time $15 administration charge per card assessed for each sub-card account requested by Karabu. UATP or equivalent cards may not be issued to any Travel Agent or to any other issuer of tickets which is not an Icahn Entity or an End User but will be issued by TWA, upon application by Karabu and/or its agents, solely to Icahn Entities and End Users. TWA will issue such card within five (5) business days after receipt of the necessary documentation. All such UATP or equivalent cards will bear on the card the following or substantially equivalent language: Valid Only for travel on TWA and Non-Commissionable. Tickets may be issued at any ARC or IATA Travel Agency (including, without limitation, a travel agency which is owned by one or more Icahn Entities), or at any TWA ATO/CTO, or other approved TWA ticketing outlet (including, without limitation, general sales agents, provided that Karabu will reimburse TWA for any commissions paid by TWA to general sales agents on account of Tickets issued to Karabu or for Karabu's account) provided, however, that Tickets issued at Consolidator Fares and/or Tour Operator/Wholesaler Marketing Fares may only be issued by Karabu or other Icahn Entities. Standard Denied Boarding Compensation Rules will apply to all Tickets sold pursuant to this Agreement as if sold by TWA at Published Fares.

9. TWA FLIGHT CANCELLATIONS. TWA will re-protect on other airlines all persons holding Tickets as if sold by TWA at Published Fares if due to weather conditions or operational difficulties such person is denied boarding due to the TWA flight being canceled on which such person holds a reservation, with TWA to be promptly paid by Karabu an amount equaling TWA's cost based on Rule 240 or any other similar such rule, term or condition as may be applicable, in excess of actual Ticket cost. TWA will provide invoices and backup information as set forth in Exhibit B hereto.

        Procedures for billing, paying, provision of accounting records and account information and adjusting amounts monthly between TWA and Karabu are set forth in Exhibit B which is attached hereto and made a part hereof.

10. KARABU OR NEW PBGC NOTE PREPAYMENTS.  Periodically, as provided in this
Section 10, the Purchase Price for Tickets purchased by Karabu or for Karabu's account pursuant to this Agreement shall either (i) be retained by Karabu and the amount so retained shall be credited as prepayments against the outstanding balance of the Karabu Loans, (first to past due interest and then to principal, pro rata based on the amount of past due interest on, or the outstanding principal balances of, as the case may be, the notes evidencing the Karabu Loans) or (ii) at Karabu's option, be paid over to the Settlement Trust by Karabu, for TWA's account, as prepayments of the New PBGC Notes (and shall be applied first to pay past due or deferred interest and then to prepay principal (in inverse order of maturity), pro rata based on the amounts of past due or deferred interest on, or the outstanding principal balances of, as the case may be, the New PBGC Notes), PROVIDED, HOWEVER, that so long as the Karabu Loans have not been paid in full, during each of the Fifteen Month Period and each subsequent Year of the Ticket Program, until at least the Minimum Prepayment Amount (as hereinafter defined) has been retained by Karabu and credited as prepayments of the Karabu Loans pursuant to clause (i) above, not more than 50% of the aggregate Purchase Price of Tickets purchased by Karabu or for Karabu's account during such Fifteen Month Period or Year, as the case may be, shall be paid over to the Settlement Trust as provided in clause (ii) above. "Minimum Prepayment Amount" means (x) $20 million for the Fifteen Month Period and (y) for each Year of the Ticket Program following the Fifteen Month Period (the "Subject Year") the lesser of (I) $20 Million or (II) the difference (but not less than 0) between (A) the product of $20 Million times the number of Years after the Fifteen Month Period plus one (1) to and including the subject Year and (B) the aggregate amount retained by Karabu and credited as prepayments of the Karabu Loans pursuant to clause (i) of the preceding sentence during the Fifteen Month Period and each subsequent Year of the Ticket Program to and including the Year immediately preceding the Subject Year. Karabu shall be responsible for paying over directly to the Settlement Trust such amount as Karabu elects to have applied against the New PBGC Notes pursuant to clause
(ii) of the first sentence of this Section 10. Karabu shall notify TWA in writing on or prior to the thirtieth (30) day after Karabu receives from TWA the Monthly Sales Report described in Exhibit B hereto the amount so paid over to the Settlement Trust on account of the sale of Tickets included in such Monthly Sales Report and TWA shall credit the outstanding balance of the Karabu Loans in an amount equal to the aggregate Purchase

Price of Tickets included in such Monthly Sales Report net of the amounts so paid over by Karabu to the Settlement Trust as indicated in such written notice to TWA; PROVIDED, HOWEVER, if at any time Karabu shall reasonably deem itself insecure with respect to the ability of TWA to continue to honor any Tickets sold under the Ticket Program, Karabu shall notify TWA in writing and thereafter (until such notice shall be rescinded), there shall not be credited against the outstanding balance of principal and interest on the Karabu Loans the lesser of 25% or the highest percentage holdback then being imposed by any credit card processing center handling TWA's credit card Receivables, of the amount of proceeds owing to TWA on account of Tickets sold under the Ticket Program included in such Monthly Sales Report. Any amount not credited against principal and interest on the Karabu Loans shall (A) accrue interest at the interest rate applicable to the Karabu Loans (or if such Loans have been paid in full, at the rate which would have been applicable to the Loans had they continued to be outstanding), which interest shall be added to the proceeds due TWA from Karabu in respect of the Ticket Program and (B) be credited, together with such interest, against the Karabu Loans on such date as TWA receives from Karabu the next succeeding notice of application of Ticket proceeds unless a Bankruptcy Event shall occur, in which event the then uncredited amount shall not be so credited until the then outstanding unused Tickets are actually utilized for flights on TWA. Karabu shall rescind any such notice at the earlier of (i) such time as a reasonable creditor would no longer deem itself insecure with respect to the ability of TWA to continue to honor any Tickets sold under the Ticket Program or (ii) 30 days after the end of the term of the Ticket Program or the sale of the last Ticket salable thereunder. After payment in full of the Karabu Loans, the Purchase Price will be paid over in cash to TWA or, at Karabu's option, paid over to the Settlement Trust for TWA's account as prepayments of the New PBGC Notes as provided in clause (ii) of the first sentence of this Section 10. Payments to TWA or to the Settlement Trust pursuant to the preceding sentence shall be made on or prior to the thirtieth (30) day after Karabu receives Monthly Sales Reports covering Tickets sold after the Karabu Loans are so paid; payments to TWA shall be accompanied by a written notice of the amount, if any, paid over to the Settlement Trust for application for TWA's account as a prepayment of the New PBGC Notes (first to overdue or deferred and unpaid interest and then to principal).

11. NONDISCRIMINATION. (a) TWA, subject to normal operating conditions of the computer reservations system which it is then using, will provide no less than the same access to seat availability in all fare categories on the same basis to Karabu as it provides to other Travel Agents with respect to all System Tickets and Tickets sold at Domestic Consolidator Fares and, in the case of sales of all other Tickets, to other Consolidators (International) and/or Consolidators (Domestic) respectively. TWA will also comply with the non-discrimination provisions of Exhibit A hereto; (b) If the Icahn Entities establish or acquire an ARC or IATA approved travel agency, TWA will deal with any such travel agency and will permit it to sell air transportation on TWA to and for the account of such travel agency and its customers in the same manner and on the same basis as TWA deals generally with other travel agencies (except in so far as any such dealings would be inconsistent with the terms of this Agreement) and TWA will not otherwise discriminate against such travel agency.

12. VIOLATION OF TERMS OF THE AGREEMENT.

        (a)(i) If Karabu or another Icahn Entity (collectively, an "Icahn Entity");

                (aa) commits or engages in conduct constituting a breach of this Agreement which causes or is reasonably likely to cause material damage to TWA, or to deprive TWA of any material benefit intended to be provided under this Agreement, or

                (bb) engages in a series of related actions, inactions or omissions which although individually are in breach of this Agreement, are not material breaches of this Agreement, but which, when taken together, either cause or are reasonably likely to cause, material damage to TWA or otherwise deprives, or is reasonably likely to deprive TWA of any material benefit contemplated or provided for in this Agreement, or

                (cc) engages in a pattern of conduct (through actions, inactions, or omissions) which individually are in breach of this Agreement and which when viewed individually would not constitute material breaches of this Agreement, but when viewed together, either cause or are reasonably likely to cause material damage to TWA, or otherwise deprives, or is reasonably likely to deprive TWA of any material benefit contemplated or provided for in this Agreement; and

        (ii) such conduct is not discontinued, such breach is not cured or such breach does not otherwise cease to exist within five (5) business days of the Icahn Entity's receipt of a written notice from TWA containing a reasonably detailed description of the alleged conduct or breach (a "Default Notice"); provided, however, if such conduct is not capable of cure within five (5) business days, this condition will be satisfied if such cure is commenced and diligently pursued and satisfied within thirty (30) business days of the Icahn's Entity's receipt of such Default Notice and further provided that for the purposes of this Section, debit memos and/or discrepancy notices will, as applicable, qualify as Default Notices; and

        (iii) TWA subsequently obtains a final, non-appealable judgment from a court of competent jurisdiction that the Icahn Entity in fact breached this Agreement and the breach causes or is reasonably likely to cause material damage to TWA or to deprive TWA of any material benefit intended to be provided under this Agreement;

then, if within the time period after the Icahn's Entity's receipt of a Default Notice, as referred to in clause (ii) above, the conduct described in the Default Notice has been discontinued, or the breach described in the Default Notice has been cured or otherwise ceased to exist, then Karabu shall pay to TWA immediately on demand, as liquidated damages and not as a penalty and without any requirement to satisfy subsection (a)(iii) above, an amount equal to the difference between (x) the Published Fares of all Tickets sold through the Icahn Entity to all persons pursuant to Section 3(b) hereof during the time period during which the conduct described in the Default Notice continued or the breach described in the Default Notice existed, as the case may be, solely in TWA's market area or areas in which TWA experienced the damage or deprivation of benefits as specified in the Default Notice and (y) the Purchase Price of such Tickets.

        For the purposes of this Section 12, violation by Karabu of clauses
(iv) or (v) of Section 5 of this Agreement shall not constitute a breach of the Agreement.

        TWA and Karabu acknowledge that certain breaches of this Agreement do not readily lend themselves to a cure in that no action can be taken by the Icahn Entity to place the parties in the same position that they were in immediately prior to the occurrence of such breach, e.g. if an Icahn Entity were to place an advertisement in violation of Section 5 hereof, the Icahn Entity could take no action to alter the fact that the advertisement had been made public. In such instance, TWA and Karabu agree that if the Icahn Entity discontinued the conduct or the action which gave rise to the breach (e.g. the advertisement is discontinued), or the breach ceases to exist for any other reason (e.g. the advertisement was of limited duration and steps were taken, if necessary, to discontinue it as soon as the Icahn Entity received written notice from TWA), then Karabu shall be deemed to have cured the breach or the breach shall be deemed cured, as the case may be, on the date that the conduct or action is so discontinued or on the date that the breach otherwise ceases to exist provided that to the extent necessary commercially reasonable steps were taken to cure the breach upon receipt by the Icahn Entity of the Default Notice relating to such breach. In such instance, TWA would be entitled to the liquidated damages set forth in the preceding paragraph if the breach was so cured within the period specified in clause (ii) above or the liquidated damages provided for in the next succeeding paragraph of the breach was not so cured within the period set forth in clause (ii) above.

        Notwithstanding the foregoing, if the Icahn Entity shall have failed to discontinue the conduct or to cure said breach as set forth in such clause (i) within the time period specified in clause (ii) above, or continues in a pattern of ten (10) or more such breaches in any thirty-day period (e.g. repeated violations of the provisions of this Agreement regarding ticketing by an Icahn Entity exclusive of selling Tickets in excess of the Period Cap and/or the Monthly Cap as described in clauses (iv) and (v) of Section 5 hereof), then, upon compliance by TWA with clause (a)(iii) above, the Icahn Entity shall immediately pay to TWA, as liquidated damages and not as a penalty, the sum of Ten Million Dollars ($10,000,000.00), provided, however, that after the Karubu Loans are paid in full, if the breach by the Icahn Entities results from the failure to pay over to the Settlement Trust the Purchase Price of Tickets as provided in the last sentence of Section 10 hereof, the amount of liquidated damages shall be the greater of Ten Million Dollars ($10,000,000) or the amount that the Icahn Entities failed to so pay over.

        If any third-party, other than another Icahn Entity, with which an Icahn Entity has a business relationship involving the sale of Tickets by the Icahn Entity pursuant to this Agreement engages in conduct which, if engaged by an Icahn Entity, would be a breach of this Agreement, then upon receipt by the Icahn Entity from TWA of written notice of such conduct containing a reasonable description thereof, the Icahn Entity shall make commercially reasonable efforts to cause such third party to cease the conduct causing or otherwise cure such breach (and for the purposes of this sentence a breach shall be deemed cured as described in the second preceding paragraph) and, if such breach caused, or is reasonably likely to cause, material damage to TWA or to deprive TWA of any material benefit protection intended to be provided under this Agreement and the Icahn Entity is unable, using commercially reasonable efforts to cause the third party to cure said breach or cause the same to be cured, upon written request from TWA, the Icahn Entity will commence and diligently prosecute legal action against such third party seeking damages for such breach and any recovery to the Icahn Entity (or TWA, as the case may be) resulting therefrom shall be paid over to TWA. In the event that the Icahn Entity fails to commence and diligently prosecute such legal action, TWA may, at Karabu's expense, pursue such action. No Icahn Entity shall have liability to TWA on account of or any obligation with respect to any breaches of this Agreement caused by any such third-party except to comply with this paragraph. TWA acknowledges that while Karabu has an obligation to inform them of the restrictions set out in this Agreement, it will not be possible for the Icahn Entities to monitor the activities of all Travel Agents and end Users with whom the Icahn Entities have business relationships. In the event that any such Travel Agent or End User engages in conduct not authorized by the Icahn Entities which causes the Icahn Entities to be in breach of this Agreement
(for example, a Travel Agent uses a UATP account to sell Tickets to persons other than the UATP cardholder or employees of the UATP cardholder, or a UATP cardholder purchases Tickets for resale rather than for use by such cardholder or its employees or a Travel Agent takes a commission on its issuance or reissuance of a Ticket), such conduct shall be deemed "conduct by such third-party which, if engaged in by the Icahn Entity would be a breach of this Agreement" within the meaning of this paragraph, shall not constitute a breach by the Icahn Entities, and the Icahn Entities sole obligations with respect thereto shall be to comply with this paragraph.

        The remedies for breach by an Icahn Entity set forth in this provision shall be TWA's sole and exclusive remedies and in no event shall TWA be entitled to terminate this Agreement or otherwise curtail the Ticket Program provided for herein as a result thereof.

        (b)(i) If TWA:

                (aa) commits or engages in conduct constituting a breach of this Agreement which causes or is reasonably likely to cause material damage to Karabu or to deprive Karabu of any material benefit intended to be provided under this Agreement (which by way of example only shall be deemed to include deliberate, repeated instances in which TWA denies an Icahn Entity the ability to make reservations in any specific fare category for a specific flight and date when there in fact is seat availability for such flight at the time that the request is made), or

                (bb) engages in a series of related actions, inactions or omissions which, although individually are in breach of this Agreement are not material breaches of this Agreement, but which, when taken together, either cause or are reasonably likely to cause, material damage to Karabu (or the other Icahn Entities), to interfere, in any material respect, with Karabu's or any other Icahn Entities' ability to market and sell Tickets as contemplated by this Agreement, or to otherwise deprive, or be likely to deprive, Karabu, or the other Icahn Entities of any material benefit contemplated or provided for in this Agreement, and

                (cc) engages in a pattern of conduct (through actions, inactions, or omissions) which individually are in breach of this Agreement and which when viewed individually would not constitute material breaches of this Agreement, but when viewed together, either cause or are reasonably likely to cause material damage to Karabu (or the other Icahn Entities), interfere, in any material respect, with Karabu's or any other Icahn Entities' ability to market and sell Tickets as contemplated by this Agreement, or otherwise deprives, or is likely to deprive, Karabu or the other Icahn Entities any material benefit contemplated or provided for in this Agreement, and

        (ii) such conduct is not discontinued or such breach is not cured or such breach does not otherwise cease to exist within five (5) business days of TWA's receipt of a written notice from an Icahn Entity containing a reasonably detailed, a description of the alleged conduct or breach (a "Default Notice"); provided, however, if such conduct is not capable of cure within five (5) business days, this condition will be satisfied if such cure is commenced, diligently pursued and satisfied within thirty (30) business days of TWA's receipt of such Default Notice; and

        (iii) an Icahn Entity subsequently obtains a final, non-appealable judgment from a court of competent jurisdiction that TWA in fact breached this Agreement and the breach had a material adverse effect on an Icahn Entity;

then, if the event(s) listed in clause (i) above occurs, and either at the time TWA receives the Default Notice or within the period referred to in clause (ii) above the conduct described in the Default Notice has been discontinued or the breach described in the Default Notice has been cured, then TWA shall pay to Karabu on demand, as liquidated damages and not as a penalty and without any requirement to satisfy subsection 12(b)(iii) hereof, an amount equal to twice the Published Fare of any Tickets for which reservations were sought and which were denied.

        For the purposes of this Section 12, an inadvertent delay in providing the information called for in Section 3(g) and the fact that any differentials mentioned in the last sentence of clause (g) of Section 3 of this Agreement occurs or exists shall not constitute breaches of the Agreement.

        Notwithstanding the foregoing, if TWA shall have failed to discontinue the conduct or to cure said breach as set forth in such clause (i) within the time period specified in clause (ii) above or continues in a pattern of ten
(10) or more such breaches in any thirty-day period (e.g. TWA's repeated denial of reservations in specific fare categories for flights on which such fares were available at the time that the request was made), then, upon compliance by Karabu with clause b(iii) above, TWA shall immediately pay to the Icahn Entity, as liquidated damages and not as a penalty, the sum of Ten Million Dollars ($10,000,000.00) and an Event of Default shall be deemed to have occurred under the Loan Agreements with same effect and giving Karabu the same rights as if any other Event of Default specified in the Loan Agreements had occurred and is continuing.

        The remedies for breach by TWA set forth in this provision shall be the Icahn Entity's sole and exclusive remedies except for the Icahn Entity's rights under the Loan Agreement to take any action specified therein or permitted thereby on account of the occurrence of an Event of Default if an Event of Default is deemed to have occurred as provided in the immediately preceding paragraph.

        Notwithstanding the foregoing, TWA shall not be in breach of this Agreement under any of the foregoing sections by reason of any of its usual promotional sales or ticket programs including but not limited to Consolidator (Domestic), Consolidator (International) and/or Tour Operator/Wholesaler ticket agreements requiring the sale of air transportation in connection with an air/ground and/or air/sea package, the sale of net fares in exchange for advertising or promotion benefits without regard to the fare level or by virtue of any agreement with any corporation, business or similar such entity providing for a discount or rebate of fares for air transportation on TWA provided that no such agreement prohibits the other party from dealing with Karabu or except where otherwise prohibited in the Agreement (for example, Karabu cannot sell Tickets to Travel Agents, Consolidators or Tour Operator(s)/Wholesaler(s)), from purchasing

Tickets from Karabu or otherwise affirmatively penalizes the other party because of its dealing with Karabu.

        Karabu agrees that TWA may market and sell tickets to any End User or to any other person, firm or entity with which Karabu has an agreement for the sale of Tickets hereunder.

        TWA agrees that Karabu may market and sell Tickets to any person, firm or entity with which TWA has an agreement for the sale of air transportation at a discounted fare level provided that Karabu may not condition its agreement by prohibiting such person, firm or entity from otherwise dealing directly with TWA.

        In each instance, the party in receipt of a Default Notice containing a description of the alleged conduct or breach in violation of this Agreement, will have a reasonable period of time to investigate and shall respond in writing to the Default Notice with a disclosure of the relevant facts and a complete explanation of the background to and reasons for the alleged conduct or breach. Each party will keep and preserve records of matters arising under this Agreement in the same fashion as business records are generally maintained. TWA and Karabu agree that routine operating errors with respect to reservations and ticketing will not be considered to constitute a breach of this Agreement.

        TWA will designate to Karabu appropriate staff in its reservations and revenue accounting departments to be available to respond to questions concerning TWA's implementation and operations in respect of the Ticket Programs. Designated reservations staff will be available on a 24 hour basis to respond to inquiries from Karabu provided however Karabu must contact the designated staff and not general reservations staff personnel.

        Karabu shall designate to TWA personnel able to respond to questions concerning Karabu's implementation and operation of the Ticket Program.

13. ACCESS. Karabu shall, on a confidential basis, give TWA, upon TWA's prior written request, reasonable access to Karabu's books, records, and officers and employees and shall make such information available to TWA as TWA may reasonably request as, may be necessary for TWA to monitor Karabu's sales of Tickets and related operations under the Ticket Programs. All information supplied to TWA or its representatives shall be kept confidential and shall not be disclosed by TWA to any other person unless such disclosure is required in TWA's counsel's opinion by operation of law. In the event in TWA's counsel's reasonable opinion such disclosure is required, TWA shall endeavor to give Karabu at least ten (10) days prior written notice thereof.

        TWA shall, on a confidential basis, give Karabu, upon Karabu's prior written request, reasonable access to TWA's contracts on a no-name basis with Consolidators and Tour Operators/Wholesalers and TWA officers and employees having responsibility for administering such contracts, as, may be necessary for Karabu to monitor TWA's fares and conditions being provided to Consolidators. All information supplied to Karabu or its representatives shall be kept confidential and shall not be disclosed by Karabu to any other person unless such disclosure is required in Karabu's counsel's opinion by operation of law. In the event in Karabu's counsel's reasonable opinion such disclosure is required, Karabu shall endeavor to give TWA at least ten (10) days prior written notice thereof.

14.  CARRIER FRAGMENTATION AND SALE OF ASSETS.

        (a) If TWA sells, transfers or disposes, in any one transaction or related series of transactions within a twelve (12) month period, routes which, net of route acquisitions, produced thirty percent (30%) or more of TWA's revenues for the twelve month period ending with the end of the most recently completed fiscal quarter, TWA shall cause the transferee or transferees of such routes to assume, on substantially equivalent terms and conditions, TWA's obligations with respect to a percentage of the remaining Ticket Program(s) equivalent to the percentage TWA's annual revenues produced by the routes which were so transferred to such transferee or transferees.

        (b) If TWA sells, transfers or disposes of all or substantially all of its assets in any one transaction or related series of transactions, TWA shall cause the transferee to assume, on substantially equivalent terms and conditions, TWA's obligations under the remaining Ticket Program(s).

15.  BANKRUPTCY.

        (a) If a Bankruptcy Event (which shall include, for this purpose, the filing by TWA of a petition for relief under Chapter 11 as described in the proviso of the definition of Bankruptcy Event) occurs, TWA agrees not to seek to reject this Agreement, pursuant to section 365(a) of the Bankruptcy Code, as an executory contract, or to support any motion made by a third party seeking to force a rejection of this Agreement as an executory contract or for any other reason provided that Karabu honors at all times all of the terms and conditions of and is not otherwise in breach of the Extension and Consent Agreement and further provided that, if TWA is in compliance with this clause
(a), Karabu waives any and all claims that it might have against TWA with respect to any such rejection except that Karabu may file a proof of claim relating to any claim that it may have under this Agreement or that may arise as a result of a rejection of this Agreement.

        (b) TWA acknowledges and agrees that credits against the Karabu Loans and payments made in respect of the PBGC Loans pursuant to Section 10 hereof shall be deemed to be made in the ordinary course of the businesses of the respective parties hereto, and, if a Bankruptcy Event occurs, TWA shall not seek (or support any attempt by any third party to seek), pursuant to sections 547(b), 550(a) of the Bankruptcy Code, to avoid and recover either the amounts of such credits or the funds retained by Karabu from Ticket sales which result in such credits as preferential transfers provided that Karabu honors at all times all of the terms and conditions of and is not otherwise in breach of the Extension and Consent Agreement and further provided that, if TWA is in compliance with this clause (b) Karabu waives any and all claims that it might have against TWA with respect to any such preference claims except that Karabu may file a proof of claim for any amounts or credits determined to be preferential transfers.

        (c) If a Bankruptcy Event (which shall include, for this purpose, the filing by TWA of a petition for relief under Chapter 11 described in the proviso of the definition of Bankruptcy Event) occurs, TWA agrees, at the request of Karabu, to use its best efforts to obtain as soon as practicable an order of the bankruptcy court approving the assumption of this Agreement under Section 365 of the Bankruptcy Code and, if a motion is made seeking the rejection of this Agreement, TWA shall at Karabu request either take all appropriate action to object to and oppose such motion or make and diligently pursue a cross-motion seeking an order of the bankruptcy court approving the assumption of this Agreement under Section 365 of the Bankruptcy Code.

16. INDEMNITIES. (a) Karabu agrees to indemnify and hold harmless TWA, its officers, directors, shareholders, subsidiaries, affiliates and employees (collectively, "TWA Indemnitees" and individually "TWA Indemnitee") from and against any and all claims, actions or cause of action arising directly or indirectly out Karabu's failure to act in accordance with the terms of applicable foreign, federal, state or local law, rule, regulation or ordinance concerning the marketing and sale of air transportation including any failure by Karabu to collect and pay over to TWA in accordance with Exhibit B hereto any and all percentage based transportation taxes, flat rate taxes, fees or surcharges (including without limitation, passenger facility charges, international departure taxes, APHIS and/or INS fees), together with any penalties or interest in respect of any thereof (collectively, "Taxes") which may be imposed on, incurred by or asserted against any TWA Indemnitee arising out of or in connection with the sale of any Ticket by or on behalf of Karabu or under the Ticket Program, including, without limitation, any reasonable legal fees, expenses or costs incurred by any TWA Indemnitee in the investigation or defense of any Taxes or claim of nonpayment of any Taxes by any governmental authority.

        (b) TWA agrees to indemnify and hold harmless Karabu, its officers, directors, shareholders, subsidiaries, affiliates, employees, agents, consultants and independent contractors (collectively, "Karabu Indemnitees" and individually "Karabu Indemnitee") from and against any and all claims, actions or causes of action arising out of TWA's failure to pay over to the appropriate governmental authorities when due any Taxes received from Karabu, including, without limitation, any reasonable legal fees, expenses or costs incurred by any Karabu Indemnitee in the investigation or defense of any claims, fines or penalties or claim of nonpayment of any thereof.

        (c) If the facts giving rise to any indemnification under clauses (a) or
(b) of this Section 16 shall involve an actual claim or demand by any third party against a TWA Indemnitee or a Karabu Indemnitee (the "Indemnified Party"), the party which may be liable for indemnification (the "Indemnifying Party") shall be entitled to notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice; PROVIDED, HOWEVER, that if the defendants in any action shall include both an Indemnifying Party and an Indemnified Party and the Indemnified Party shall have been advised by its counsel that the counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party. The failure to notify the Indemnifying Party of a third Party claim or demand shall not relieve them of any liability which they may have to any Indemnified Party except to the extent that such failure materially prejudices the Indemnifying Party's ability to defend such claim or action. The Indemnified Party shall cooperate fully in the defense of any such claim or action and shall make available to the Indemnifying Party pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this clause (c), for all out-of-pocket costs and expenses payable to third parties incurred by it in connection therewith. If any Indemnifying Party assumes the defense of any such claim or action, the Indemnifying Party will hold the Indemnified Party harmless from and against any and all damages arising out of any settlement approved by such Indemnifying Party on any judgment in connection with such claim or action. Payment by an Indemnifying Party to an Indemnified Party shall be made within ten (10) days after demand, unless indemnification arises on account of a third Party claim or action in which event payment shall be made within ten (10) days after final judgment, settlement or compromise, as the case may be.

17. CHOICE OF LAW. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

18. BENEFIT/ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other party except that, upon written notice to TWA, any one or more Icahn Entities may, by executing and delivering a written agreement in the form of Exhibit C hereto (a "Joiner Agreement"), join as a party to this Agreement as if an original signatory hereto with the right to operate all or any portion of the Ticket Programs (as Karabu and such Icahn Entities may determine in their discretion), provided, that Karabu shall not be relieved of any obligations related to the Ticket Programs which are not fully performed by any such Icahn Entity or of any obligations under any other agreement with TWA. The references herein to Karabu in the context of the rights and obligations of the parties hereto and the operation of the Ticket Programs shall mean Karabu and/or the Icahn Entities which execute and deliver Joinder Agreements.

19. CERTAIN NET WORTH REQUIREMENTS. From and after such time as the Karabu Loans have been paid in full, either (i) the aggregate book net worth (determined in accordance with generally accepted accounting principles, "GAAP"), and the net worth determined on the basis of the fair market value of assets less all liabilities (including contingent liabilities but excluding liabilities relating to minimum funding or the making of termination payments to or for the benefit of the Pension Plans or the PBGC or minimum funding or termination liabilities relating to any other employee benefit plan maintained by such Icahn Entities or trades or businesses under common control of such Icahn Entities) of the Icahn Entities who shall then be bound to TWA under this Agreement shall at all times during the term of this Agreement be $10 million or more, or (ii) there will be provided to TWA a guaranty, in form and substance reasonably satisfactory to TWA, of the obligations of the Icahn Entities under this Agreement given by the Icahn Entities having at all times during the term of this Agreement an aggregate net worth (computed as in clause
(i) above) of $10 million or more.

20. TAX RULING.

        TWA and Karabu agree to execute the private letter ruling cooperation letter in the form attached hereto as Exhibit D.

21. MISCELLANEOUS.

        The waiver by either party of a breach or violation of any term or provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

        Each of the parties has agreed to the use of the particular language of the provisions of this Agreement including all attached exhibits and schedules and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided.

        Any notice, demand or communication required, permitted, or desired to be given hereunder shall be in writing and shall be deemed effectively given when personally delivered, sent by facsimile transmission (receipt confirmed by phone) or mailed by prepaid certified mail, return receipt requested, addressed as follows:

                TWA:

                        Trans World Airlines, Inc.
                        One City Centre
                        515 N. Sixth Street
                        St. Louis, Missouri 63101
                        Attention: Senior Vice President and General Counsel
                        FAX: (314) 589-3267


                With a copy to:

                        Smith, Gambrell & Russell
                        Suite 3100 Promenade II
                        1230 Peachtree Street, N.E.
                        Atlanta, Georgia 30309-3592
                        Attention: Howard E. Turner
                        FAX: (404) 815-3509


                Karabu:

                        Karabu Corp.
                        100 South Bedford Road
                        Mt. Kisco, New York 10549
                        Attention: Mr. Carl C. Icahn
                        FAX: (212) 635-5571


                With a copy to:

                        Gordon Altman Butowsky Weitzen Shalov & Wein
                        114 West 47th Street, 20th Floor

                           New York, New York  10036
                           Attention: Marc Weitzen
                           FAX: 212-626-0799

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

        In addition, if TWA is notified by Karabu that another Icahn Entity or Entities have executed Joinder Agreements, TWA shall send copies of all notices, demands and communications required to be sent to Karabu pursuant to this Agreement to such Icahn Entity or Entity at the address or addresses designated for that purpose in the Joinder Agreement.

        This Agreement supersedes all prior contracts, understandings and agreements, whether written or oral, and constitutes the entire agreement of the parties respecting the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically included herein shall be of any force and effect; the parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. No terms, conditions, warranties, or representations, other than those contained herein and no amendments or modifications hereto, shall be binding unless made in writing and signed by the party to be charged.

        This Agreement may be executed in multiple originals or counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed on its behalf by its duly authorized officers, as of the date hereinabove first written.

        TRANS WORLD AIRLINES, INC.


        By: /s/
           ----------------------------
           Title: Senior Vice President


        KARABU CORP.


        By: /s/
           ----------------------------
           Title:
                 ----------------------

                                   EXHIBIT A

                         DOMESTIC CONSOLIDATOR PROGRAM


DOMESTIC CONSOLIDATOR FARES

        1. Domestic Consolidator Fares are Bulk Fare Rates which are 40% of the Published Fares for the lowest priced domestic system wide advance purchase round trip excursion fare in effect on the dates specified in paragraph 2 and, on a sell-up basis, the second lowest priced domestic system-wide advance purchase round-trip excursion fares in effect on the dates specified in paragraph 2 ("Structural Fares") established by TWA from time-to-time for air transportation in Domestic Consolidator Markets. The sell-up feature available for Domestic Consolidator Fares refers to the availability of higher price levels which have added seat availability. For example, the 7 day advance purchase fare is presently the sell-up fare from the 21-day advance purchase fare.

        Structural Fares currently have the following features:

                - System wide advance purchase fare types that are effective for travel for at least three months;

                - Minimum and Maximum stay requirements;

                - Non-refundability in the event the fare is not used on the flight on which space was reserved;

                - Penalty charges for change in flight reservations and dates;

                - Black-out periods during which travel is restricted or
                  conditioned by ticket purchase requirements;

                - Seat inventory capacity limitations;

                - Ticketing time limits within which tickets must be purchased within a fixed period at or after specific flight reservations are made.

        These features are not set out for the purpose of limiting the scope or definition of Structural Fares but rather to better identify the qualities which functionally characterize the lowest Published Fares and which over the term of this Agreement would provide a basis for determining the lowest Published Fares from which the Domestic Consolidator Fare levels are to be determined. At the present time, for example, TWA's lowest domestic system-wide advance purchase excursion fare is the 21-day advance purchase fare bearing an E21N fare code basis. The second lowest advance purchase excursion fare is the 7-day advance purchase fare bearing an E7N fare code basis. In the event that the fare designator codes are changed for these fares or that the fare structure is changed so that either or both the 7-day and the 21-day advance purchase condition is lengthened or shortened, the Domestic Consolidator Fares will be determined on the basis of the new fares that are the functional equivalent of the 7-day and the 21-day advance purchase fares without regard to the new fare code or advance purchase period. For the purposes of this Agreement, the E21N and the E7N fares refer to the lowest domestic system-wide advance purchase excursion fare and the second lowest domestic system-wide advance purchase excursion fare respectively without regard to the actual advance purchase requirement of any later fares which bear different fare codes but which are the functional equivalent of these two fares. For the purposes of this Agreement, all references to the E21N fare and the E7N fare include the functional equivalents of one or both such fares in the event that one or both such fares have been eliminated.

        2. Domestic Consolidator Fares will be in effect for periods of six months effective as of February 15 and October 15 (the "effective fare date"). Ticket sales on and after the effective fare date will be at a 60% discount from the applicable Structural Fare. TWA will notify Karabu of the new Domestic Consolidator Fares on or before the effective fare date.

        3. For such period of time that Las Vegas is designated as an origin city or a destination city from another origin city under the Domestic Consolidator Fare Program, the Domestic Consolidator Fare for travel between Las Vegas and its related destination cities or such other origin cities and Las Vegas (in each case in both directions) will be adjusted as of the effective fare date. However, the Domestic Consolidator Fare for those city pair markets shall be adjusted at other dates in order to match fares in those city pair markets which are lower than the most recently offered Domestic Consolidator Fare ("Las Vegas matched fare"). In such an instance, the reduced Domestic Consolidator Fare in the particular Las Vegas city-pair market will be at a 60% discount from the Las Vegas matched fare and will only be in effect for such period of time as such Las Vegas matched fare is in effect for sale, provided however that such fare matching will not apply to Las Vegas matched fares offered for sale for three days or less.

        4. The advance purchase, round-trip and minimum/maximum stay period requirements of the Structural Fares are not applicable to the Domestic Consolidator Fares and one-way Tickets to and from the origin and destination cities may be purchased.

        5. The Domestic Consolidator Fare may be booked only in identified seat inventory classes. A seat inventory class is a mechanism for categorizing various fare types in order to control/limit the number of tickets sold at any particular fare level on any particular flight. At the present time, TWA has the following seat inventory classes shown in descending order:

                        F
                        C
                        Y
                        B
                        Q
                        K
                        V
                        T
                        S

        For such period of time as the lowest Structural Fare which serves as the base for the Domestic Consolidator Fare is the E21N fare, this fare may only be booked in the "S" and "T" seat inventory classes. In the event that either or both of the "S" and/or "T" seat inventory classes have been eliminated, the E21N fare may be booked in the functional equivalent of the "S" and/or "T" seat inventory classes.

        In the event that the "S" and "T" seat inventory classes are closed for sale for whatever reason, the sell-up fare for the Domestic Consolidator Fare, the E7N fare may be booked in the "V" and/or "K" seat inventory class. In the event that either or both of the "V" and/or "K" seat inventory classes are eliminated, the E7N fare may be booked in the functional equivalent of the "V" and/or "K" seat inventory classes. If within three days of the departure date of a specific flight, the "V" and "K" seat inventory classes are fully booked, the E7N fare may be booked in the "Q" seat inventory class or its functional equivalent if the "Q" seat inventory class has been eliminated.

        In the event that the number of seat inventory classes for discounted Published Fares (the B, Q, K, V, T and S seat inventory classes) increases:

                - by one such class, the additional seat inventory class will be made available for the E21N fare;

                - by more than one such class, then one-half of the additional classes (or if an odd number, the whole number which is rounded-up from one-half) will be made available for the E21N fare and the balance of the additional classes will be made available for the E7N fare.

        In the event that the number of seat inventory classes for discounted Published Fares decrease by one or more, then the "Q" seat inventory class or its functional equivalent if it has been eliminated would become available for the E7N fare. The two lowest order of seat inventory classes are available for the E21N fare, while the other seat inventory classes other than "Y" or "B" are available for the E7N fare.

        In the event that the number of seat inventory classes for discounted Published Fares decrease to three seat inventory classes or less, then all remaining seat inventory classes would be divided so that one-half of the inventory classes (or if an odd number, the whole number which is rounded-up from one-half) would be allocated to the E21N and the balance would be allocated to the E7N fares.

        In the event that all of the discounted seat inventory classes are eliminated, then the "Y" seat inventory class will become available for the E21N.

        TWA does not guarantee that with respect to any particular flight for which reservations are sought that at all times there will always be availability in "S", "T", "V", "K" and "Q" seat inventory classes.

        Tickets issued at the Domestic Consolidator Fare which are improperly issued and booked in any seat inventory class other "S", "T", "V", "K" or "Q" or their functional equivalent in the event that any or all of such seat inventory classes are eliminated, will be priced at the full Published Fare.

        6. For reservations made for travel during the following periods and for such other similar such periods as may be established from time-to-time during the term of the Agreement, Karabu must provide is the Passenger Name Record the Ticket number of a ticket issued in connection with a reservation made to the following destinations during the following periods if, but only if, TWA applies this condition to all E21N or E7N fares offered for sale during these periods.

                To Florida:  12-15 APR95, 21/22NOV95, 20-26DEC95,
                             15-18FEB96, 03-06APR96, 26/27NOV96,
                             19-26DEC96.

              From Florida:  21-24APR95, 26/27NOV95, 31DEC95 - 03JAN96,

                              23-5FEB96, 12-14APR96, 02DEC96.

                Non-Florida:  21-22NOV95, 26-27NOV95, 20-26DEC95,
                              01-03JAN96, 26-27NOV96, 01-02DEC96,
                              19-26DEC96.


        7. For reservations made more than 7 days before the date of flight departure, Tickets must be issued within 24-hours of the date on which the reservation was made. For reservations made within 7 days of flight departure, Tickets must be issued at the time that the reservations are made provided that such a ticketing condition is applied to all other Consolidators (Domestic) offering tickets for sale in Domestic Consolidator Markets. No stopovers are permitted on Domestic Consolidator Fare Tickets provided that this condition is also applicable to tickets sold by other Consolidators (Domestic) offering tickets for sale in Domestic Consolidator Markets.

        8. Tickets issued at the Domestic Consolidator Fare are nonrefundable and nonreissuable and the value of such tickets may not be applied in full or in part against the purchase of any other Ticket or ticket. All Tickets issued at the Domestic Consolidator Fare must indicate "bulk fare", non-endorsable and non-refundable on the face of the Ticket. Tickets which fail to indicate this information on the face of the Ticket will be valued at the full Published Fare.

DOMESTIC CONSOLIDATOR MARKETS

        1. The Domestic Consolidator Markets will consist exclusively of transportation from 12 United States origin cities listed on the attachment hereto to destination cities listed on the attachment hereto. The attachment will be amended from time to time to reflect changes in origin/destination cities in accordance with this paragraph. The initial 12 origin cities will remain in place during the Fifteen Month Period. Three months prior to each End Date (as hereinafter defined), TWA will provide to Karabu a list of 12 alternate United States origin cities. Prior to each End Date, Karabu shall have the right to select 12 origin cities for the period ending on the next End Date from the 12 then current origin cities, the 12 alternate cities plus three additional alternate U.S. origin cities selected by Karabu, provided however that at no time may the 12 origin cities selected by Karabu include two origin cities each of which serve as a hub (as hereinafter defined) for any single major U.S. scheduled air carrier. The effective date on which Karabu must discontinue the sale and ticketing of Tickets from or to any origin/destination city market whether because the origin city will not be included on the list of 12 origin cities for the next succeeding Year or from any origin/destination city pair because the market share in such market has exceeded permissible market share levels as set forth below, will, except as otherwise provided in the next sentence, be as of the day following the next succeeding End Date. TWA may, on three months notice to Karabu, remove an origin city as a point from which Karabu may operate at any time that TWA establishes a Hub at that origin city. In such an event, Karabu may select an alternate origin city so long as the inclusion of that origin city does not result in there being two origin cities which serve as a hub for any single major U.S. scheduled air carrier. In the event that a city pair which had previously been excluded from eligibility because it exceeded the applicable market share criteria falls below the applicable market share criteria, it shall be included as an eligible city pair effective on the day following the next End Date if the origin city of the city pair is included in the 12 origin cities effective as of the day following the next End Date. "End Date" means the last day of the fifteenth month following the Commencement Date and the last day of each subsequent twelve month period. "Hub" means a city in which TWA initiates non-stop service to six (6) new cities (other than service to its other hubs including St. Louis and JFK) with a minimum average of three (3) non-stop flights per day to each such city.

        2. Destination cities from the 12 origin points must satisfy the following criteria:

                - the origin/destination city market must be one in which TWA has less than a 5% market share except for the origin city/ New York market which has a 10% market share limit;

                - during the initial fifteen months of the Ticket Program, market share data will be based on the Year end 2nd Quarter 1994 market share data prepared by the U.S. Department of Transportation;

                - during each subsequent Year of the Ticket Program, market share data will be based on the Year end 3rd Quarter market share data prepared by the U.S. Department of Transportation;

                - in the event that the U.S. Department of Transportation
                  discontinues the publication of such market share data, the market share data will be determined from mutually acceptable industry recognized sources or in the event that there is no mutual agreement on such sources, then the then existing markets will remain in place;

                - in the event any origin city/destination market exceeds the applicable 5% or 10% market share and/or either city becomes a Hub, it will cease being eligible as a Domestic Consolidator Market as of the day following the next succeeding End Date;

                - the origin/destination city markets must be ones in which TWA in fact files Published Fares;

                - San Juan and Honolulu are treated as domestic points for the purposes of this Agreement.

        3. Domestic Consolidator Fares may not under any circumstances be sold:

                - for transportation where the origin city or the destination point is St. Louis;

                -  for Trans World Express flights;

                -  for any code-share and/or block space flights;

                - on nonstop flights in any otherwise eligible market in which TWA operates non-stop service.

NONDISCRIMINATION

        Capacity controls applicable to Domestic Consolidator Markets will at all times be consistent with general system controls and models. TWA will not impose any such controls which are designed to specifically impact Karabu's operations in Domestic Consolidator Markets or the Domestic Consolidator Fares established hereunder. Published Fares will not be re-filed in different classes for the sole purpose of isolating and controlling the program described in this Exhibit and the Karabu Ticket Program Agreement. TWA will not initiate unpublished fares for the sole purpose of impacting such programs or the Domestic Consolidator Fares. TWA will not take any other action for the purpose of adversely impacting the Ticket Programs described in the Karabu Ticket Program Agreement.

                                   EXHIBIT C

                               JOINDER AGREEMENT


        Joinder Agreement, dated           19  , between Karabu Corporation,
a Delaware corporation ("Karabu") and [Icahn Entity], a          corporation
("New Party").

        WHEREAS, Karabu is a party to that certain Karabu Ticket Program, dated
as of              , 1995 between Karabu and Trans World Airlines, Inc.
("TWA"); and

        WHEREAS, pursuant to Section 18 any one or more Icahn Entities (as defined in the Agreement) may, by executing and delivering this Agreement, be joined as a party to the Ticket Agreement as if an original signatory thereto; and

        WHEREAS, New Party is an Icahn Entity and desires to become a party to the Ticket Agreement;

        NOW THEREFORE, the parties hereto desiring to be legally bound, hereby agree as follows:

        1. New Party elects to be joined as a party to the Ticket Agreement as if an original signatory thereto and shall be bound by all of the terms, conditions and restrictions thereof.

        2. New Party represents that it is an Icahn Entity as defined in the Ticket Agreement.

        3. Karabu shall remain liable for all of its obligations related to the Ticket Programs described in the Ticket Agreement notwithstanding the joinder of new Party as a party to the Ticket Agreement.

        4. New Party's address for the purpose of receiving notices pursuant to the Ticket Agreement is:


                        -----------------------------

                        -----------------------------

                        -----------------------------

        5. This Agreement shall be governed by the laws of the State of New
York.

        IN WITNESS WHEREOF, the parties hereto have caused the execution of this Agreement on the day first above written.


KARABU CORPORATION                         [NEW PARTY]

By:                                        By:
    ---------------------                      ---------------------

Its:                                       Its:
    ---------------------                      ---------------------

                              JOINDER AGREEMENT

        Joinder Agreement, dated August 14, 1995, between Karabu Corp., a Delaware corporation ("Karabu") and Global Discount Travel Services LLC, a Nevada limited liability company ("New Party").

        WHEREAS, Karabu is a party to that certain Karabu Ticket Program Agreement, dated as of June 14, 1995 (the "Ticket Agreement") between Karabu and Trans World Airlines, Inc. ("TWA"); and

        WHEREAS, pursuant to Section 18 any one or more Icahn Entities (as defined in the Agreement) may, by executing and delivering this Agreement, be joined as a party to the Ticket Agreement as if an original signatory thereto; and

        WHEREAS, New Party is an Icahn Entity and desires to become a party to the Ticket Agreement;

        NOW THEREFORE, the parties hereto desiring to be legally bound, hereby agree as follows:

        1. New Party elects to be joined a party to the Ticket Agreement as if an original signatory thereto and shall be bound by all to the terms, conditions and restrictions thereof.

        2. New Party represents that it is an Icahn Entity as defined in the Ticket Agreement.

        3. Karabu shall remain liable for all of its obligations related the Ticket Programs described in the Ticket Agreement notwithstanding the joiner of New Party as a party to the Ticket Agreement.

        4. New Party's address for the purpose of receiving notices pursuant to the Ticket Agreement is:

        4052 South Industrial Road
        Las Vegas, Nevada 89103
        Attention: Mr. Terry O'Neal

        with copies to:

        Icahn Associates Corp.
        114 West 47th Street, 19th Floor
        New York, New York 10036

        Attention:  Mr. Robert J. Mitchell

        Gordon Altman Butowsky
          Weitzen Shalov & Wein
        114 West 47th Street, 21st Floor
        New York, New York 10036
        Attention:  Douglas S. Rich, Esq.

        5. This Agreement shall be governed by the laws of the State of New
York.

        IN WITNESS WHEREOF, the parties hereto have caused the execution of this Agreement on the day first above written.

                                        KARABU CORP.

                                        By:  /s/
                                             -----------------------------------
                                        Its:  Assistant Secretary


                                        GLOBAL DISCOUNT TRAVEL
                                          SERVICES LLC

                                        By:  Karabu Corp., Member

                                        By:  /s/
                                             -----------------------------------
                                        Its:  Assistant Secretary

                                   Exhibit D

                            Ruling Request Agreement


        This Agreement is being entered into as of this __ day of June, 1995 between Trans World Airlines, Inc., a Delaware corporation ("TWA"), and Karabu Corp., a Delaware corporation ("Karabu"). All defined terms used herein shall have the meaning set forth in the Karabu Ticket Program Agreement of even date between TWA and Karabu. Karabu may assign its rights under this Agreement to one or more of the Icahn Entities.

        Karabu may in its sole discretion make a request to the Internal Revenue Service for a private letter ruling or closing agreement ("Ruling") with respect to the application of the tax imposed by Section 4261 of the Internal Revenue Code of 1986, as amended (the "Code") to the tickets sold by Karabu in the Ticket Program. Specifically, Karabu intends to apply for a Ruling to the effect that the tax imposed by Section 4261 is based upon the amount paid by Karabu to TWA. In addition, such ruling request may seek guidance with respect to the proper procedures for collecting the tax. TWA agrees to cooperate with Karabu in connection with the above-mentioned ruling request and, if requested by Karabu, agrees to join with Karabu in filing such ruling request.

        IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed on its behalf by its duly authorized officers, as of the date hereinabove first written.


                                       TRANS WORLD AIRLINES, INC.


                                       By: ____________________________________

                                       Title: _________________________________



                                       KARABU CORP.


                                       By: ____________________________________

                                       Title: _________________________________